WWC, P.C. CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Unlimited Sky Holdings, Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to you reference of our audit report dated August 6, 2013 on the consolidated financial statements as of June 25, 2013 and for the period from April 5, 2013 to June 25, 2013, of Unlimited Sky Holdings, Inc., from the Company's audit report on Form S-1.

For the purpose of the aforesaid Form S-1, we also consent to the reference of our firm as "Experts" under the Experts' caption, which, in so far as applicable to our firm means accounting experts.

San Mateo, California
October 23, 2013

WWC, P.C.
WWC, P.C.
Certified Public Accountants

2010 PIONEER COURT, SAN MATEO, CA 94403 TEL.: (650) 638-0808 FAX.: (650) 638-0878
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